UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 23, 2010

NEXAIRA WIRELESS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-153868
(Commission File Number)

20-8748507
(IRS Employer Identification No.)

#1404 – 510 West Hastings Street, Vancouver, BC V6B 1L8
(Address of principal executive offices and Zip Code)

(604) 682-5629
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 - Creation of a Direct Financial Obligation

Effective February 23, 2010, we entered into an assumption agreement with our indirect wholly-owned subsidiary, Nexaira Inc., and a creditor of Nexaira Inc. pursuant to which we agreed to assume debt in the aggregate amount of US$350,000 from Nexaira Inc. Effective February 23, 2010, we converted all of the assumed debt into units of our company in connection with the private placement described under Item 3.02 herein.

Item 3.02 - Unregistered Sales of Equity Securities.

Effective February 23, 2010 we closed a non-brokered private placement of 1,400,000 units at US$0.50 per unit for cash proceeds of US$350,000 and in settlement of debt totalling US$350,000 which we assumed from our wholly-owned subsidiary, Nexaira Inc., effective February 23, 2010. Each unit is comprised of one common share and one common share purchase warrant. Each non-transferable warrant entitles the holder to purchase one additional share of common stock of our company at a price of $1.00 per share until February 23, 2012. The units were issued pursuant to private placement subscription agreements and a debt conversion agreements as applicable, each dated February 23, 2010. We issued the units to 3 non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

None of the securities offered or sold under the private placement have been or will be registered under the Act and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registrations requirements of the Act. Each of the securities issued will be a “restricted security” under the Act and will be subject to a hold period under applicable U.S. and Canadian securities laws.

We intend to use the cash proceeds of the private placement for the continued development of our company’s 3G/4G routing technology and for general working capital and corporate purposes.

Item 9.01 Financial Statements and Exhibits.

(c) EXHIBITS

10.1*	Form of Subscription Agreement for Non-US Persons
10.2*	Assumption Agreement
10.3*	Debt Conversion Subscription Agreement
10.4*	Press Release

*filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXAIRA WIRELESS INC.

By:	“Mark Sampson”
Name:	Mark Sampson
Title:	President, Chief Executive Officer and Director
Dated:	February 24, 2010